Exhibit 4.12

FORM OF GUARANTEE AGREEMENT

by and between

THE CHARLES SCHWAB CORPORATION,

as Guarantor

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Guarantee Trustee

dated as of

Table of Contents

		Page
ARTICLE I
	DEFINITIONS

	Definitions	1

ARTICLE II
	TRUST INDENTURE ACT

	Trust Indenture Act; Application	4
	List of Holders	4
	Reports by the Guarantee Trustee	5
	Periodic Reports to the Guarantee Trustee	5
	Evidence of Compliance with Conditions Precedent	5
	Events of Default; Waiver	5
	Event of Default; Notice	6
	Conflicting Interests	6

ARTICLE III
	POWERS, DUTIES AND RIGHTS OF THE GUARANTEE TRUSTEE

	Powers and Duties of the Guarantee Trustee	6
	Certain Rights of Guarantee Trustee	8
	Compensation and Indemnity	9

ARTICLE IV
	GUARANTEE TRUSTEE

	Guarantee Trustee: Eligibility	10
	Appointment, Removal and Resignation of the Guarantee Trustee	11

ARTICLE V
	GUARANTEE

	Guarantee	11
	Waiver of Notice and Demand	11
	Obligations Not Affected	12
	Rights of Holders	12
	Guarantee of Payment	13
	Subrogation	13
	Independent Obligations	13

ARTICLE VI
	COVENANTS AND SUBORDINATION

	Subordination	13
	Pari Passu Obligations	14

i

Section 6.3.	Subordination of Trust Common Securities	14

ARTICLE VII
	TERMINATION

	Termination	14

ARTICLE VIII
	MISCELLANEOUS

	Successors and Assigns	14
	Amendments	15
	Notices	15
	Benefit	16
	Interpretation	16
	Governing Law	17
7	Force Majeure	17

ii

GUARANTEE AGREEMENT

THIS GUARANTEE AGREEMENT, dated as of              (the “Guarantee Agreement”), is executed and delivered by THE CHARLES SCHWAB CORPORATION, a Delaware corporation (the “Guarantor”) having its principal office at 120 Kearny Street, San Francisco, California 94108, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Guarantee Trustee”), for the benefit of the Holders (as defined herein) from time to time of the Trust Preferred Securities and the Trust Common Securities (each as defined herein and, together, the “Trust Securities”) of Schwab Capital Trust             , a Delaware statutory trust (the “Issuer Trust”).

WHEREAS, pursuant to an Amended and Restated Trust Agreement, dated as of              (the “Trust Agreement”), among the Guarantor, as Sponsor, the Property Trustee, the Delaware Trustee and the Administrative Trustees named therein and the Holders from time to time of undivided beneficial interests in the assets of the Issuer Trust, the Issuer Trust is issuing              aggregate Liquidation Amount (as defined in the Trust Agreement) of its             % Trust Preferred Securities, Liquidation Amount $             per Trust Preferred Security (the “Trust Preferred Securities”), and $             aggregate Liquidation Amount of its             % Trust Common Securities, Liquidation Amount $             per Trust Common Security (the “Trust Common Securities”), representing undivided beneficial interests in the assets of the Issuer Trust and having the terms set forth in the Trust Agreement;

WHEREAS, the Issuer Trust will use the proceeds of the issuance of the Trust Securities to purchase the Junior Subordinated Notes (as defined in the Trust Agreement) of the Guarantor, which will be deposited with The Bank of New York Mellon Trust Company, N.A., as Property Trustee under the Trust Agreement, as trust assets; and

WHEREAS, as incentive for the Holders to purchase Trust Securities the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth herein, to pay in full to the Holders of the Trust Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the purchase by each Holder of Trust Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders from time to time of the Trust Securities.

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.

As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized or otherwise defined terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Trust Agreement as in effect on the date hereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided, however, that an Affiliate of the Guarantor shall not be deemed to be an Affiliate of the Issuer Trust. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Corporate Trust Office” means the office of the Guarantee Trustee at which its corporate trust business shall be principally administered, which on the date hereof is 101 Barclay Street, New York, New York 10286.

“Event of Default” means a default by the Guarantor on any of its payment or other obligations under this Guarantee Agreement; provided, however, that, except with respect to a default in payment of any Guarantee Payments, the Guarantor shall have received notice of default and shall not have cured such default within 30 days after receipt of such notice.

“Guarantee Payments” means the following payments or distributions, without duplication, with respect to the Trust Securities, to the extent not paid or made by or on behalf of the Issuer Trust: (i) any accumulated and unpaid Distributions (as defined in the Trust Agreement) required to be paid on the Trust Securities, to the extent the Issuer Trust shall have funds on hand available therefor at such time, (ii) the Redemption Price (as defined in the Trust Agreement), with respect to any Trust Securities called for redemption by the Issuer Trust, to the extent the Issuer Trust shall have funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary termination, winding-up or liquidation of the Issuer Trust, unless Junior Subordinated Notes are distributed to the Holders, the lesser of (a) the aggregate of the Liquidation Amount of $             per Trust Security plus accrued and unpaid Distributions on the Trust Securities to the date of payment, to the extent the Issuer Trust shall have funds on hand available therefor at such time and (b) the amount of assets of the Issuer Trust remaining available for distribution to Holders upon liquidation of the Issuer Trust, after satisfaction of liabilities to creditors of the Issuer Trust as required by applicable law (in either case, the “Liquidation Distribution”).

“Guarantee Trustee” has the meaning specified in the first paragraph of this Guarantee Agreement, until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee Agreement, and thereafter means each such Successor Guarantee Trustee.

“Guarantor” has the meaning specified in the first paragraph of this Guarantee Agreement.

“Holder” means any holder, as registered on the books and records of the Trust Securities Registrar, of any Trust Securities; provided, however, that in determining whether the holders of the requisite percentage of Trust Preferred Securities have given any request, notice, consent or waiver hereunder, “Holder” shall not include the Guarantor, the Guarantee Trustee, or any Affiliate of the Guarantor or the Guarantee Trustee.

“Indemnified Person” has the meaning specified in Section 3.3(b).

“Indenture” means the Junior Subordinated Indenture, dated as of              between the Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended and supplemented by the First Supplemental Indenture thereto, dated as of             .

“Issuer Trust” has the meaning specified in the first paragraph of this Guarantee Agreement.

“Majority in Liquidation Amount” means, except as provided by the Trust Indenture Act, Holder(s) of Outstanding (as defined in the Trust Agreement) Trust Securities, voting together as a single class, or, as the context may require, Holders of Outstanding Trust Preferred Securities or Holders of Outstanding Trust Common Securities, as the case may be, voting separately as a class, who are the record owners of more than 50% of the aggregate Liquidation Amount (as defined in the Trust Agreement) of all Outstanding Trust Securities of the relevant class. In determining whether the Holders of the requisite amount of Trust Securities have voted, Trust Securities which are owned by the Guarantor or any Affiliate of the Guarantor or any other obligor on the Trust Securities shall be disregarded for the purpose of any such determination.

“Officers’ Certificate” means a certificate signed by the Chairman and Chief Executive Officer, President, Chief Financial Officer or a Vice President, and by the Treasurer, an Associate Treasurer, an Assistant Treasurer, the Controller, the Secretary or an Assistant Secretary of the Guarantor, and delivered to the Guarantee Trustee. One of the officers signing an Officers’ Certificate given pursuant to Section 2.5 shall be the principal executive, financial or accounting officer of the Guarantor. Any Officers’ Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee Agreement shall include:

(a) a statement by each officer signing the Officers’ Certificate that such officer has read the covenant or condition and the definitions relating thereto;

(b) a brief statement of the nature and scope of the examination or investigation undertaken by such officer in rendering the Officers’ Certificate;

(c) a statement that such officer has made such examination or investigation as, in such officer’s opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether, in the opinion of such officer, such condition or covenant has been complied with.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for the Guarantor, and who shall be acceptable to the Guarantee Trustee.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

“Responsible Officer” means, with respect to the Guarantee Trustee, any officer of the Guarantee Trustee within the [Institutional Trust Services—Conventional Debt Unit] or any successor group of the Guarantee Trustee located at the Corporate Trust Office who has direct responsibility for the administration of this Guarantee and for purposes of Sections 2.7(a) and 3.1(d)(iii) also means, with respect to a particular corporate trust matter, any other officer to whom any corporate trust matter is referred because of his or her knowledge of and familiarity with a particular subject.

“Successor Guarantee Trustee” means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.1.

“Trust Agreement” has the meaning specified in the second paragraph of this Guarantee Agreement.

“Trust Common Securities” has the meaning specified in the second paragraph of this Guarantee Agreement.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trust Preferred Securities” has the meaning specified in the second paragraph of this Guarantee Agreement.

“Trust Securities” has the meaning specified in the first paragraph of this Guarantee Agreement.

ARTICLE II

TRUST INDENTURE ACT

Section 2.1. Trust Indenture Act; Application.

(a) This Guarantee Agreement is subject to the provisions of the Trust Indenture Act that are required to be part of this Guarantee Agreement and shall, to the extent applicable, be governed by such provisions.

(b) If and to the extent that any provision of this Guarantee Agreement limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

Section 2.2. List of Holders.

(a) The Guarantor will furnish or cause to be furnished to the Guarantee Trustee: (i) semi-annually, not more than 15 days after May 15 and November 15 in each year, a list, in such form as the Guarantee Trustee may reasonably require, of the names and addresses of the Holders as of such May 15 and November 15, and (ii) at such other times as the Guarantee Trustee may request in writing, within 30 days after the receipt by the Guarantor of any such request, a list of similar form and content as of a date not more than 15 days prior to the time such list is furnished, in each case to the extent such information has not otherwise been received by the Guarantee Trustee in its capacity as such.

(b) The Guarantee Trustee shall comply with its obligations under Section 311(a), Section 311(b) and Section 312(b) of the Trust Indenture Act.

Section 2.3. Reports by the Guarantee Trustee.

Within 60 days after May 15 of each year, commencing May 15,             , the Guarantee Trustee shall provide to the Holders such reports as are required by Section 313 of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.

Section 2.4. Periodic Reports to the Guarantee Trustee.

The Guarantor shall provide to the Guarantee Trustee, the Securities and Exchange Commission and the Holders such documents, reports and information, if any, as required by Section 314 of the Trust Indenture Act and the compliance certificate required by Section 314 of the Trust Indenture Act, in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act. Delivery of documents, reports and information required by Section 314 to the Guarantee Trustee is for informational purposes only and the Guarantee Trustee’s receipt of such shall not constitute notice or constructive notice of any information contained therein or determinable from information contained therein, including the Guarantor’s compliance with any of its covenants hereunder (as to which the Guarantee Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 2.5. Evidence of Compliance with Conditions Precedent.

The Guarantor shall provide to the Guarantee Trustee such evidence of compliance with such conditions precedent, if any, provided for in this Guarantee Agreement that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer of the Guarantor pursuant to Section 314(c)(1) may be given in the form of an Officers’ Certificate. Any opinion of counsel to be given by counsel pursuant to Section 314(c)(2) of the Trust Indenture Act may be given in the form of an Opinion of Counsel.

Section 2.6. Events of Default; Waiver.

The Holders of a Majority in Liquidation Amount of the Trust Preferred Securities may, by vote, on behalf of the Holders of all the Trust Securities, waive any past default or Event of Default and its consequences. Upon such waiver, any such default or Event of Default shall cease to exist, and any default or Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

Section 2.7. Event of Default; Notice.

(a) The Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders, notices of all Events of Default actually known to a Responsible Officer of the Guarantee Trustee, unless such defaults have been cured before the giving of such notice, provided, that, except in the case of a default in the payment of a Guarantee Payment, the Guarantee Trustee shall be protected in withholding such notice if and so long as a committee of Responsible Officers of the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

(b) The Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless a Responsible Officer charged with the administration of this Guarantee Agreement shall have obtained written notice of such Event of Default.

Section 2.8. Conflicting Interests.

The Trust Agreement shall be deemed to be specifically described in this Guarantee Agreement for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

ARTICLE III

POWERS, DUTIES AND RIGHTS OF THE GUARANTEE TRUSTEE

Section 3.1. Powers and Duties of the Guarantee Trustee.

(a) This Guarantee Agreement shall be held by the Guarantee Trustee for the benefit of the Holders, and the Guarantee Trustee shall not transfer this Guarantee Agreement to any Person except a Holder exercising his or her rights pursuant to Section 5.4(iv) or to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Successor Guarantee Trustee.

The right, title and interest of the Guarantee Trustee shall automatically vest in any Successor Guarantee Trustee, upon acceptance by such Successor Guarantee Trustee of its appointment hereunder, and such vesting of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.

(b) If an Event of Default has occurred and is continuing, the Guarantee Trustee shall enforce this Guarantee Agreement for the benefit of the Holders.

(c) Prior to the occurrence of any Event of Default and after the curing or waiving of all Events of Default that may have occurred, the Guarantee Trustee shall undertake to perform only such duties as are specifically set forth in this Guarantee Agreement, and no implied covenants shall be read into this Guarantee Agreement against the Guarantee Trustee. Upon the occurrence of an Event of Default (that has not been cured or waived pursuant to Section 2.6), the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(d) No provision of this Guarantee Agreement shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

(A) the duties and obligations of the Guarantee Trustee shall be determined solely by the express provisions of this Guarantee Agreement, and the Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guarantee Agreement; and

(B) in the absence of bad faith on the part of the Guarantee Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Guarantee Agreement; but in the case of any such certificates or opinions that by any provision hereof or of the Trust Indenture Act are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform on their face to the requirements of this Guarantee Agreement;

(ii) the Guarantee Trustee, its officers, directors, shareholders, employees and agents shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

(iii) the Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in Liquidation Amount of the Trust Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and

(iv) no provision of this Guarantee Agreement shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Guarantee Agreement or adequate indemnity against such risk or liability is not reasonably assured to it.

(e) Whether or not expressly so provided, every provision of this Guarantee relating to the conduct or affecting the liability of or affording protection to the Guarantee Trustee shall be subject to the provisions of this Section 3.1 and Section 3.3.

Section 3.2. Certain Rights of Guarantee Trustee.

(a) Subject to the provisions of Section 3.1:

(i) The Guarantee Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(ii) Any direction or act of the Guarantor contemplated by this Guarantee Agreement shall be sufficiently evidenced by an Officers’ Certificate unless otherwise prescribed herein.

(iii) Whenever, in the administration of this Guarantee Agreement, the Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting to take any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and rely upon an Officers’ Certificate which, upon receipt of such request from the Guarantee Trustee, shall be promptly delivered by the Guarantor.

(iv) The Guarantee Trustee may consult with legal counsel, and the advice or opinion of such legal counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or opinion. Such legal counsel may be legal counsel to the Guarantor or any of its Affiliates and may be one of its employees. The Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee Agreement from any court of competent jurisdiction.

(v) The Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any Holder, unless such Holder shall have provided to the Guarantee Trustee such adequate security and indemnity as would satisfy a reasonable person in the position of the Guarantee Trustee, against the costs, expenses (including attorneys’ fees and expenses) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee; provided that, nothing contained in this Section 3.2(a)(v) shall be taken to relieve the Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Guarantee Agreement pursuant to the last sentence of Section 3.1(c) hereof.

(vi) The Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

(vii) The Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through its agents or attorneys, and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by it hereunder.

(viii) Whenever in the administration of this Guarantee Agreement the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee (A) may request written instructions from the Holders, (B) may refrain from enforcing such remedy or right or taking such other action until such written instructions are received, and (C) shall be fully protected in relying on or in acting in accordance with such written instructions.

(ix) In no event shall the Guarantee Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Guarantee Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b) No provision of this Guarantee Agreement shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty to act.

Section 3.3. Compensation and Indemnity.

(a) The Guarantor shall pay to the Guarantee Trustee from time to time reasonable compensation for its services. The Guarantee Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Guarantor shall reimburse the Guarantee Trustee upon request for all reasonable out-of-pocket expenses incurred by it. Such expenses shall include the reasonable compensation and expenses of the Guarantee Trustee’s agents and counsel. The Guarantee Trustee will not claim or exact any lien or charge on any Guarantee Payments as a result of any amount due to it under this Guarantee Agreement.

(b) The Guarantor shall indemnify the Guarantee Trustee, any Affiliate of the Guarantee Trustee and any officer, director, shareholder, employee, representative or agent of the Guarantee Trustee (each, an “Indemnified Person”) for, and to hold each Indemnified Person harmless against, any loss, liability, claim, action, suit, cost, damage or expense of any kind or nature whatsoever incurred without negligence, willful misconduct or bad faith on the part of the Indemnified Person, arising out of or in connection with the acceptance or administration of this Guarantee Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

(c) In addition to and without prejudice to its rights hereunder, when the Guarantee Trustee incurs expenses or renders services after a Bankruptcy Event (as defined in the Trust Agreement) with respect to the Guarantor occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any applicable federal or state bankruptcy, receivership, insolvency or similar law.

(d) “Guarantor Trustee” for the purposes of this Section 3.3 shall include any predecessor Guarantee Trustee; provided, however, that the negligence, willful misconduct or bad faith of any Guarantee Trustee shall not affect the rights of any other Guarantee Trustee hereunder.

The provisions of this Section 3.3 shall survive the termination of this Guarantee Agreement or the earlier resignation or removal of the Guarantee Trustee.

ARTICLE IV

GUARANTEE TRUSTEE

Section 4.1. Guarantee Trustee: Eligibility.

(a) There shall at all times be a Guarantee Trustee which shall:

(i) not be an Affiliate of the Guarantor; and

(ii) be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has a combined capital and surplus of at least $50,000,000, and shall be a corporation meeting the requirements of Section 310(a) of the Trust Indenture Act. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority, then, for the purposes of this Section and to the extent permitted by the Trust Indenture Act, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

(b) If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2(c).

(c) If the Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

Section 4.2. Appointment, Removal and Resignation of the Guarantee Trustee.

(a) Subject to Section 4.2(b), the Guarantee Trustee may be appointed or removed by the Guarantor (i) without cause at any time when an Event of Default has not occurred and is continuing and (ii) at any time when the Guarantee Trustee ceases to be eligible to act as the Guarantee Trustee pursuant to Section 4.1 hereof or becomes incapable of acting or is adjudged a bankrupt or insolvent or a receiver of the Guarantee Trustee or of its property is appointed or any public officer takes charge or control of the Guarantee Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation.

(b) The Guarantee Trustee shall not be removed until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor.

(c) The Guarantee Trustee appointed hereunder shall hold office until a Successor Guarantee Trustee shall have been appointed or until its removal or resignation. The Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Guarantee Trustee and delivered to the Guarantor and the resigning Guarantee Trustee.

(d) If no Successor Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery to the Guarantor of an instrument of resignation, the resigning Guarantee Trustee may petition, at the expense of the Guarantor, any court of competent jurisdiction for appointment of a Successor Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Guarantee Trustee.

ARTICLE V

GUARANTEE

Section 5.1. Guarantee.

The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by or on behalf of the Issuer Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Issuer Trust may have or assert. The Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer Trust to pay such amounts to the Holders.

Section 5.2. Waiver of Notice and Demand.

The Guarantor hereby waives notice of acceptance of the Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Guarantee Trustee, Issuer Trust or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

Section 5.3. Obligations Not Affected.

The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer Trust of any express or implied agreement, covenant, term or condition relating to the Trust Securities to be performed or observed by the Issuer Trust;

(b) the extension of time for the payment by the Issuer Trust of all or any portion of the Distributions (other than an extension of time for payment of Distributions that results from the extension of any interest payment period on the Junior Subordinated Notes as provided in the Indenture), Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Trust Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Trust Securities;

(c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Trust Securities, or any action on the part of the Issuer Trust granting indulgence or extension of any kind;

(d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer Trust or any of the assets of the Issuer Trust;

(e) any invalidity of, or defect or deficiency in, the Trust Securities;

(f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

(g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment of the underlying obligation), it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.

Section 5.4. Rights of Holders.

The Guarantor expressly acknowledges that: (i) this Guarantee Agreement will be deposited with the Guarantee Trustee to be held for the benefit of the Holders; (ii) the Guarantee Trustee has the right to enforce this Guarantee Agreement on behalf of the Holders;

(iii) the Holders of a Majority in Liquidation Amount of the Trust Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee Agreement or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and (iv) any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement, without first instituting a legal proceeding against the Issuer Trust, the Guarantee Trustee or any other Person.

Section 5.5. Guarantee of Payment.

This Guarantee Agreement creates a guarantee of payment and not of collection.

Section 5.6. Subrogation.

The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer Trust in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement and shall have the right to waive payment by the Issuer Trust pursuant to Section 5.1; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

Section 5.7. Independent Obligations.

The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer Trust with respect to the Trust Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3 hereof.

ARTICLE VI

COVENANTS AND SUBORDINATION

Section 6.1. Subordination.

The obligations of the Guarantor under this Guarantee Agreement will constitute unsecured obligations of the Guarantor and will rank subordinate and junior in right of payment to all Senior Debt (as defined in the Indenture) of the Guarantor in the same manner as the Junior Subordinated Notes, as set forth in the Indenture, except those made pari passu or subordinate to such obligations expressly by their terms, in the same manner as set forth in Article XIII of the Indenture. Nothing in this Section 6.1 or Section 6.2 shall apply to claims of, or payments to, the Guarantee Trustee under or pursuant to Section 3.3 hereof.

Section 6.2. Pari Passu Obligations.

The obligations of the Guarantor under this Guarantee Agreement shall rank pari passu with the obligations of the Guarantor under (i) the Indenture and the Junior Subordinated Notes; (ii) any similar guarantee agreements issued in the future by the Guarantor on behalf of the holders of trust preferred securities and trust common securities issued by any statutory trust the assets of which consist of debt securities that are pari passu to the Junior Subordinated Notes; (iii) any subordinated notes issued by the Guarantor that by their terms rank pari passu with the Junior Subordinated Notes and (iv) any other existing or future obligations of the Guarantor that by their terms rank pari passu with the obligations of the Guarantor under this Guarantee Agreement.

Section 6.3. Subordination of Trust Common Securities.

If an Event of Default (as defined in the Trust Agreement) resulting from a Note Event of Default (as defined in the Trust Agreement) has occurred and is continuing under the Trust Agreement, the rights of the holders of the Trust Common Securities to receive Guarantee Payments hereunder shall be subordinated to the rights of the Holders of the Trust Preferred Securities to receive Guarantee Payments under this Guarantee Agreement.

ARTICLE VII

TERMINATION

Section 7.1. Termination.

This Guarantee Agreement shall terminate and be of no further force and effect upon (i) full payment of the Redemption Price of all Trust Securities, (ii) the distribution of Junior Subordinated Notes to the Holders in exchange for all of the Trust Securities or (iii) full payment of the amounts payable in accordance with the Trust Agreement upon liquidation of the Issuer Trust. Notwithstanding the foregoing, this Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid with respect to Trust Securities or this Guarantee Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Successors and Assigns.

All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Trust Securities then outstanding. Except in connection with a consolidation, merger or sale involving the Guarantor that is permitted under Article VIII of the Indenture and pursuant to which the successor or assignee agrees in writing to perform the Guarantor’s obligations hereunder, the Guarantor shall not assign its obligations hereunder.

Section 8.2. Amendments.

Except with respect to any changes which do not adversely affect the rights of the Holders in any material respect (in which case no consent of the Holders will be required), this Guarantee Agreement may only be amended with the prior approval of the Holders of not less than a Majority in Liquidation Amount of the Trust Securities. The provisions of Article VI of the Trust Agreement concerning meetings of the Holders shall apply to the giving of such approval.

Section 8.3. Notices.

Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, telecopied or mailed by first class mail as follows:

(a) if given to the Guarantor, to the address or facsimile number set forth below or such other address or facsimile number as the Guarantor may give notice to the Guarantee Trustee and the Holders:

The Charles Schwab Corporation

101 Montgomery Street

San Francisco, California 94104

Facsimile No.:

Attention: Corporate Treasurer

(b) if given to the Issuer Trust, in care of the Guarantee Trustee, at the Issuer Trust’s (and the Guarantee Trustee’s) address or facsimile number set forth below or such other address or facsimile number as the Guarantee Trustee on behalf of the Issuer Trust may give notice to the Guarantor and the Holders:

Schwab Capital Trust

c/o The Charles Schwab Corporation

101 Montgomery Street

San Francisco, California 94104

Facsimile No.:

Attention: Corporate Treasurer

with a copy to:

The Bank of New York Mellon Trust Company, N.A.

101 Barclay Street

New York, New York 10286

Facsimile No.:

Attention: [Institutional Trust Services—Conventional Debt Unit]

(c) if given to any Holder, at the address set forth on the books and records of the Issuer Trust.

All notices sent by first class mail hereunder shall be deemed to have been given when received by the recipient except that if such a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If the Guarantor mails a notice or communication to Holders, it shall mail a copy to the Guarantee Trustee at the same time.

The Guarantee Trustee agrees to accept and act upon instructions or directions pursuant to this Guarantee Agreement sent by e-mail, facsimile transmission or other unsecured electronic methods; provided, however, that (a) the party providing such written instructions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Guarantee Trustee in a timely manner, and (b) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions. If the party elects to give the Guarantee Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Guarantee Trustee acts upon such instructions, the Guarantee Trustee’s reasonable understanding of such instructions shall be deemed controlling. The Guarantee Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Guarantee Trustee’s reliance upon and compliance with such instructions to the extent that such instructions conflict or are inconsistent with the originally executed written instruction subsequently provided to the Guarantee Trustee. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Guarantee Trustee, including without limitation the risk of the Guarantee Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Section 8.4. Benefit.

This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Trust Securities.

Section 8.5. Interpretation.

In this Guarantee Agreement, unless the context otherwise requires:

(a) capitalized terms used in this Guarantee Agreement but not defined in the preamble hereto have the respective meanings assigned to them in Section 1.1;

(b) a term defined anywhere in this Guarantee Agreement has the same meaning throughout;

(c) all references to “the Guarantee Agreement” or “this Guarantee Agreement” are to this Guarantee Agreement as modified, supplemented or amended from time to time;

(d) all references in this Guarantee Agreement to Articles and Sections are to Articles and Sections of this Guarantee Agreement unless otherwise specified;

(e) a term defined in the Trust Indenture Act has the same meaning when used in this Guarantee Agreement unless otherwise defined in this Guarantee Agreement or unless the context otherwise requires;

(f) a reference to the singular includes the plural and vice versa; and

(g) the masculine, feminine or neuter genders used herein shall include the masculine, feminine and neuter genders.

Section 8.6. Governing Law.

THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. The parties agree that all actions and proceedings relating to or arising from, directly or indirectly, this Guarantee Agreement or any of the transactions contemplated hereby may be litigated in courts located within the State of New York. The Guarantor hereby submits to the personal jurisdiction of such courts; hereby waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to Guarantor at its address last specified for notices hereunder, and service so made shall be deemed completed five (5) days after the same shall have been so mailed; and hereby waives the right to a trial by jury in any action or proceeding with Guarantee Trustee. All actions and proceedings brought by Guarantor against the Guarantee Trustee relating to or arising from, directly, or indirectly, this Guarantee Agreement shall be litigated only in courts located within the State of New York. In this regard, the parties agree that the courts of the State of New York located in Manhattan are the most convenient forum to resolve such actions and accordingly, will not argue to the contrary in such actions or proceedings.

EACH OF THE GUARANTOR AND THE GUARANTEE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7. Force Majeure.

In no event shall the Guarantee Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services affecting the banking industry generally; it being understood that the Guarantee Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.

THE CHARLES SCHWAB CORPORATION

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Guarantee Trustee

By:
Name:
Title:

CROSS-REFERENCE TABLE*

Section of Trust Indenture Act of 1939, as amended	Section of Guarantee Agreement
310(a)	4.1(a)
310(b)	4.1(c), 2.8
310(c)	Inapplicable
311(a)	2.2(b)
311(b)	2.2(b)
311(c)	Inapplicable
312(a)	2.2(a)
312(b)	2.2(b)
313	2.3
314(a)	2.4
314(b)	Inapplicable
314(c)	2.5
314(d)	Inapplicable
314(e)	1.1, 2.5, 3.2
314(f)	3.2
315(a)	3.1(d)
315(b)	2.7
315(c)	3.1(c)
315(d)	3.1(d)
316(a)	1.1, 2.6, 5.4
316(a)(1)(A)	5.4
316(a)(1)(B)	2.6
316(a)(2)	Inapplicable
316(b)	5.3
316(c)	Inapplicable
317(a)	Inapplicable
317(b)	Inapplicable
318(a)	2.1(b)
318(b)	2.1
318(c)	2.1(a)

*	This Cross-Reference Table does not constitute part of the Guarantee Agreement and shall not affect the interpretation of any of its terms or provisions.